Exhibit 99.2

NOTICE OF CONDITIONAL REDEMPTION

The Hertz Corporation
7.625% Senior Secured Second Priority Notes due 2022 (“2022 Notes”)
CUSIP Number (144A): 428040 CT4*
CUSIP Number (Regulation S): U42804 AQ4*

NOTICE IS HEREBY GIVEN, pursuant to the Indenture referred to below, that The Hertz Corporation, a Delaware corporation (the “Company”), has elected to redeem, subject to the satisfaction of the conditions precedent as set forth below, on the Redemption Date (as defined below), $900,000,000 in aggregate principal amount of outstanding 2022 Notes under the Indenture, at the Redemption Price set forth below. As further described below, in the Company’s discretion, the Redemption Date may be delayed until such time as such conditions precedent shall be satisfied as provided below, or such redemption may not occur and this notice may be rescinded in the event that any or all such conditions precedent shall not have been so satisfied by the Redemption Date, or by the Redemption Date as so delayed.
As used herein, the term “Indenture” means the Indenture, dated as of June 6, 2017, as supplemented, among the Company, the Subsidiary Guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Indenture.
The redemption price with respect to any redeemed 2022 Note is equal to 103.813% of the principal amount thereof (the “Redemption Price”), plus the accrued but unpaid interest thereon to, but excluding, the Redemption Date.
The redemption date is expected to be November 25, 2019 or, if the conditions precedent set forth below are not satisfied as provided below on or prior to November 25, 2019, such later date (but not later than January 13, 2020) as such conditions precedent are so satisfied (such date of such redemption, the “Redemption Date”).
The redemption is subject to the satisfaction of each of the following conditions precedent: (i) the consummation (as and when determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion), on or prior to November 25, 2019 (or such later date on or prior to January 13, 2020 as may be determined by the Company in its sole and absolute discretion) of the Transactions (as defined in Annex A hereto) on terms and conditions satisfactory in all respects to the Company in its sole and absolute discretion, including but not limited to the satisfaction (as determined by the Company, and as and to the extent the Company shall require, in each case in its sole and absolute discretion) of any condition precedent to such consummation under any agreement, instrument or other document providing for, governing or otherwise relating to any such Transaction, and (ii) the delivery to the Trustee of written notice by the Company (in its sole and absolute discretion) to the effect that such consummation of such
_________________________________
* Neither the Company nor the Trustee shall be held responsible for the selection or use of any CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number listed in this Redemption Notice or printed on the 2022 Notes. They are included solely for convenience of the Holders.

Transactions has occurred (as so determined, and as and to the extent so required, by the Company), and the effectiveness of such written notice. The written notice referred to in clause (ii) of the foregoing sentence shall be effective upon delivery, if delivered on or prior to 12:00 p.m., New York City time on any given day, and if delivered after 12:00 p.m., New York City time on the date of delivery, shall be effective as of 12:01 a.m. New York City time the following Business Day unless the notice expressly states that it shall be effective as of the time of delivery.
The Company shall be entitled to delay, and may delay, the redemption of the 2022 Notes until such time as such conditions precedent shall be satisfied as provided above. Such redemption shall not occur in the event that such conditions precedent have not been so satisfied by January 13, 2020. In the event that such conditions precedent have not been so satisfied by such date, the Company will so notify the Trustee and the Holders of the 2022 Notes at the Holders’ addresses appearing in the Note Register, and upon any such notice, this redemption notice shall be rescinded and of no force or effect for any purpose.
Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of 2022 Notes to the Trustee as follows:

Registered & Certified Mail:	Regular Mail or Air Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, N.A. Corporate Trust Services MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

Or By Facsimile Transmission:
(612) 667-6282
Telephone: (800) 344-5128

For Information or Confirmation by Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications
Interest on the Outstanding 2022 Notes called for redemption shall cease to accrue on and after the Redemption Date, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.
IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING:
Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wells Fargo Bank, N.A. Corporate Trust Services to ensure payments are reported accurately to you and to the IRS. In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wells Fargo Bank, N.A. Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.
The Hertz Corporation
Date: November 14, 2019

ANNEX A
TRANSACTIONS
As used in this Notice of Redemption, the term “Transactions” means collectively, the following:

(1)
the receipt by the Company of gross proceeds in an amount equal to at least $900 million (or such other amount as may be determined by the Company in its sole and absolute discretion) from the issuance of securities in one or more capital markets offerings (the “Capital Markets Offerings”) in a form, on terms and subject to conditions, and pursuant to documentation that is in each case in form and substance, satisfactory to the Company, in its sole and absolute discretion; and

(2)
all other transactions relating to any of the foregoing (including but not limited to payment of fees and expenses related to any of the foregoing) as determined by, and pursuant to documentation that is in each case in form and substance satisfactory to, the Company in its sole and absolute discretion.